Exhibit 99.1


      Lightspace Corporation Announces Closing of Initial Public Offering


     BOSTON--(BUSINESS WIRE)--Dec. 18, 2006--Lightspace Corporation, OTC Bulletin Board (LGTSU and LGTS), a developer of interactive entertainment and display technology, today announced the successful closing of initial public offering effective November 2, 2006. Griffin Securities, Inc was the underwriter for the offering. The Company sold 600,000 units, the maximum number of units registered for sale. The initial public offering price was established at $6.40 per unit, resulting in $3,840,000 in aggregate proceeds to the Company before payment of the offering expenses and outstanding senior notes. Each unit consists of eight shares of the Company's common stock, eight warrants to purchase a total of eight shares of common stock at an exercise price of $1.00 per warrant, two warrants to purchase a total of two shares of common stock at an exercise price of $1.25 per warrant, and two warrants to purchase a total of two shares of common stock at an exercise price of $1.63 per warrant. A comprehensive description of the common stock and warrants sold can be found in the Company's registration statement, as amended, and prospectus on the SEC web site at www.sec.gov.

     The Company's units, common stock and warrants will trade on the OTC Bulletin Board under the following symbols: units - LGTSU; common stock - LGTS; $1.00 warrants - LGTSW; $1.25 warrants - LGTSZ; and $1.63 warrants - LGTSL.

     Gary Florindo, CEO of Lightspace, stated "This is an exciting time for Lightspace. Completing our initial public offering will allow us to continue new product development and help expand our marketing and selling presence both domestically and internationally".

     Formed in 2001, Lightspace transforms everyday surfaces into engaging, entertaining and interactive exercise, display, gaming and learning surfaces that are capable of responding to human touch. Lightspace provides illuminated interactive entertainment products to numerous industries including retail stores, family entertainment centers, health clubs, theme parks, fashion shows; nightclubs, special events and stage lighting & sound. For more information visit our website at http://www.lightspacecorp.com.

     Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are subject to risks and uncertainties that are described in the Company's registration statement filed with Securities and Exchange Commission.


     CONTACT: Lightspace Corporation
              James C. Louney, 617-868-1700
              CFO
              ir@lightspacecorp.com